                                                       Exhibit 10.32


                                                  Compensation Committee
                                                  February 14, 1994



January 21, 1994

Mr. James R.Tobin
12 Briarwood Lane
Lincolnshire, IL 60069



Dear Jim:

This letter confirms our agreement concerning your termination of employment with Baxter International Inc. and its affiliates ("Company"). You and the Company acknowledge that your employment termination is by mutual agreement, and that it is completely independent of the reduction in force the Company announced in the fourth quarter of 1993.

You ceased to be a director, officer and employee of the Company effective January 4, 1994 ("Termination Date").

Between your termination Date and December 31, 1994, you will receive severance pay in installments at regular payroll intervals. Your severance pay will equal a total of $396,800, your annual salary as in effect immediately prior to your Termination Date. If the senior officers of the Company, whose salaries were reduced in September 1993 along with yours, have their salaries restored to their pre-September 1993 levels before December 31, 1994, your severance pay will be increased as follows. Your severance pay will increase to the rate of your annual salary, as in effect immediately before the September 1993 reductions, effective the date on which the salary restorations are effective for the senior officers and continuing until December 31, 1994.

You will continue to receive your monthly car allowance, flexible spending allowance and home security system reimbursement until June 30, 1994.

If you die before receiving the severance pay, allowances and reimbursements due to you under this Agreement, the balance of such amounts will be paid to your surviving spouse, or to your estate if your spouse does not survive you. The balance of the payments will continue at the same intervals.

You will not receive any bonus under the 1993 Officer Incentive Compensation Plan. You are not eligible to participate in any Company bonus plans which are adopted after the date of this Agreement.

During the first quarter of 1994, you will receive a total of $38,154, in a single sum, for all of your accrued but unused vacation time, in accordance with the Company's policy. You will not accrue any vacation time after December 31, 1993.

You are eligible to receive medical coverage through the Company's retiree medical plan, in accordance with the plan's provisions. You may postpone retiree medical coverage and elect, in accordance with a federal statute (COBRA), to continue your medical and dental benefits under the Company's Flexible Benefits Program for up to 18 months after your Termination Date. You may not obtain medical coverage through the retiree medical plan and COBRA simultaneously.

You are eligible to continue your active participation in the Company's Incentive Investment Plan until June 30, 1994, consistent with the Plan's provisions. Your vested accrued benefits in the Incentive Investment Plan will be distributed in accordance with its provisions.

Your active participation in the Baxter International Inc. and Subsidiaries Pension Plan ("Pension Plan") will continue until June 30, 1994, consistent with the Plan's provisions. Your vested accrued benefit in the Pension Plan will be distributed in accordance with its provisions. You may elect to begin receiving your Pension Plan benefit effective July 1, 1994.

In addition, the Company will provide you with a non-qualified and unfunded supplemental pension benefit ("Pension Supplement") equal to the difference between a) your accrued benefit calculated under the provisions of the Pension Plan and b) the accrued benefit which you would have under the Pension Plan if you had ten additional years of participation in the Pension Plan. Your Pension Supplement is payable at the same time and in the same form as your benefit under the Pension Plan. The ten additional years of Pension Plan participation provided in this paragraph will not be counted when determining the amount you must pay for coverage through the Company's retiree medical plan.

Your participation, if any, in the Company's Employee Stock Purchase Plan ceased on your Termination Date. You will receive a cash refund of the balance, if any, in your subscription account, consistent with the Plan's provisions.

Your participation in the Company's split-dollar life insurance plan ceased on your Termination Date. Your split-dollar life insurance coverage has been terminated, and your right to have the Company maintain that coverage for you has been forfeited.

Your options and restricted shares will be vested or forfeited as listed below:

OPTIONS



                      # of
Date                  Options       Option       Expiration
Granted   Type        Granted       Price        Date (2)        Vesting
- ------------------------------------------------------------------------

11/21/88  NQ          21,149 (1)    $15.89 (1)   4/1/94          all are vested; may
                                                                 exercise before
                                                                 expiration date

11/19/89  NQ          22,196 (1)    $22.21 (1)   4/1/94          all are vested; may
                                                                 exercise before
                                                                 expiration date

7/30/90   NQ          31,410 (1)    $24.36 (1)   4/4/94          all are vested; may
                                                                 exercise before
                                                                 expiration date

8/9/91    NQ          31,410 (1)    $34.15 (1)   4/4/94          20,940 are vested;
                                                                 may exercise before
                                                                 expiration date;
                                                                 remainder will be
                                                                 forfeited 2/15/94

12/7/92   NQ          13,400        $33.88       4/4/94          4,466 are vested;
                                                                 may exercise before
                                                                 expiration date;
                                                                 remainder will be
                                                                 forfeited 2/15/94

8/2/93    NQ          63,800        $26.00       4/4/94          None are vested; all
                                                                 will be forfeited on
                                                                 2/15/94


1.   As equitably adjusted in connection with the Caremark spin-off

2. Option expiration dates consistent with option grant terms and conditions relating to employment termination

If the highest composite closing price of the Company's common stock between April 5, 1994 and September 30, 1994 ("Post-expiration price") exceeds the highest composite closing price between January 4, 1994 and April 4, 1994 ("Pre-expiration price"), the Company will make a cash payment to you. The payment will equal the amount by which the Post-expiration price exceeds the Pre-expiration price, multiplied by the number of shares for which you could have exercised the options identified above if the expiration date and vesting extended to September 30, 1994. The cash payment calculation will not include any options with an option price above the Post-expiration price.

RESTRICTED SHARES


          # of
Date      Shares
Granted   Granted    Vesting Date   Disposition
- -----------------------------------------------

12/1/87   34,000     12/31/92 and   24,140 shares vested on 12/31/92;
                     12/31/94       remaining 9,860 shares will be
                                    forfeited 2/15/94

11/21/88  50,500     1 year after   48,813 shares have been earned
                     earned         and vested; remaining 1,687
                                    shares will be forfeited 2/15/94

8/7/90    20,200     1 year after   None have been earned or vested;
                     earned         all will be forfeited 2/15/94

2/17/92   25,000     12/31/92 and   8,325 shares vested on 12/31/92
                     12/31/94       with continuing sale/transfer
                                    restrictions until 12/31/94;
                                    remaining 16,675 shares will be
                                    forfeited 2/15/94

12/7/92   32,000     1 year after   none have been earned or vested;
                     earned         all will be forfeited 2/15/94



You will not receive any additional grants of options or restricted shares.

To preserve your rights to make various elections under the Company's Flexible Benefits Program, Pension Plan and Incentive Investment Plan, you must contact the Human Resources Department.

You will be given the personal computer and the two cellular phones which the Company provided to you.

You acknowledge that the compensation and benefits provided in this Agreement exceed the compensation and benefits which you would normally receive in connection with your employment termination. In exchange for the compensation and benefits under this Agreement, you waive your right to file or participate as a class member in any claims or lawsuits (whether or not you now know of the basis for the claims or lawsuits) with federal or state agencies or courts against the Company and its employee benefit plans, including their present and former directors, officers, employees, agents and fiduciaries. This general waiver release includes but is not limited to, all claims of unlawful discrimination in regard to age, race, sex, color, religion, national origin and handicap under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act or any other federal or state statutes, all claims for wrongful employment termination or breach of contract and any other claims relating to your employment or termination of employment with the

Company. This waiver and release also apply to your heirs, assigns, executors and administrators. This waiver and release do not waive rights or claims which may arise after the date of this Agreement is signed except as stated in the next sentence. To be eligible to receive the Pension Supplement described above, you agree that this waiver and general release will be deemed to be signed by you again when your Pension Supplement begins to be paid.

You agree: (a) not to intentionally disparage the Company, its employees or products; (b) not to intentionally engage in actions contrary to the interests of the Company; provided, however that this subsection (b) shall not apply to conduct otherwise permissible under your employment agreement with the Company;
(c) not to disclose or allow disclosure of any provisions of this Agreement, except to your attorney or pursuant to subpoena or court order (although the Company may be required to disclose this Agreement in its 1994 proxy statement and as an exhibit to its Form 10-K for 1993); (d) to conduct the transition period in a constructive and positive manner; (e) to remain bound by the non-compete and confidentiality provisions of your employment agreement with the Company (the Company acknowledges that your employment with Biogen Inc. does not violate the non-compete provisions of your employment agreement); and (f) to return to the Company, by January 21, 1994, all Company property, including proprietary information.

All amounts payable to you or on your behalf under this Agreement will be reported to appropriate governmental agencies as taxable income to the extent required, and appropriate withholding information will be made where necessary. In addition, all amounts payable to you under this Agreement are expressed as amounts prior to payment or withholding of any taxes, and the Company will not gross-up the amounts or otherwise reimburse you for the taxes you pay relating to such amounts.

The amounts payable to you under this Agreement are in lieu of all severance compensation and other severance benefits from the Company to which you might otherwise be entitled. The Company may terminate the severance payments and the amounts payable under the Pension Supplement if you fail to comply with any of your obligations under this Agreement.

You acknowledge that the Company has made no promises to you which are not included in this Agreement, and that this Agreement contains the entire understanding between you and the Company relating to your employment termination. You acknowledge that the terms of this Agreement are contractually binding. If any portion of this Agreement is declared invalid or unenforceable, the remaining portions of this Agreement will continue in force.

You acknowledge that you carefully read the terms of this Agreement, you know and understand its content and meaning, you were given a 21-day period to review it, you consulted with an attorney through whom you negotiated changes before accepting it, and you accept it voluntarily.

If this letter accurately reflects our agreement, please sign two copies, and return one of them to me by February 3, 1994.

The terms of this Agreement are subject to the approval of the Compensation Committee of the Company's Board of Directors as well as the Board of Directors.

Sincerely,

/s/ VERNON R. LOUCKS, JR.
- -------------------------
    Vernon R. Loucks, Jr.

ACCEPTED AND AGREED:

/S/ JAMES R. TOBIN
- --------------------
   (Signature)

     2/1/94
- --------------------
     (Date)



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